Exhibit 99

Fred Halvin

Director, Investor Relations

507-437-5007

FOR IMMEDIATE RELEASE

HORMEL FOODS ACQUIRES MARK-LYNN FOODS INC.

Acquisition Accretive, Expands Hormel Foods Presence in Foodservice

AUSTIN, Minn., March 30, 2005 —  Hormel Foods Corporation (NYSE: HRL) today announced it has purchased privately held Mark-Lynn Foods Inc. of Bremen, Ga., for approximately $42.5 million.  The company anticipates sales of about $50 million, and expects the deal to be $.01 accretive to the 2005 earnings per share.

Mark-Lynn Foods is an established manufacturer and distributor of a wide array of foodservice items. The company manufactures food products including salt and pepper packets, ketchup, mustard, sauces and salad dressings, creamers, sugar packets as well as jellies, desserts, and drink mixes.

“With half of today’s U.S. consumer food dollars being spent outside of the home, our acquisition of Mark-Lynn Foods further strengthens the foodservice-focused capabilities within the Specialty Foods Business Segment.  It will be managed by our Diamond Crystal Brands unit,” said Joel W. Johnson, chairman of the board and chief executive officer, Hormel Foods. “Mark-Lynn Foods has a well-established capacity to produce multiple lines of dry and wet products, which is an excellent fit with our existing Specialty Foods manufacturing operations,” he added.

Mark-Lynn Foods was established in 1983 and is owned by Edward Dickinson, founder and president.  The company currently operates more than 35 production lines within its 156,000-square-foot manufacturing facility on 38 acres in Bremen.

About Hormel Foods Corporation

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  For each of the past five years, Hormel Foods has been named one of “The 400 Best Big Companies in America” by Forbes

magazine. The company enjoys a strong reputation among consumers, retail grocers, and foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.  For more information, visit www.hormel.com.

About Mark-Lynn Foods Inc.

Mark-Lynn Foods Inc. is a leading manufacturer and distributor of a wide array of foodservice items. The company manufactures food products including salt and pepper packets, ketchup, mustard, sauces and salad dressings, creamers, sugar packets as well as jellies, desserts, and drink mixes.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2004, which can be accessed at www.hormel.com.